Exhibit 99.2

CONSENT OF SUM CHIN CHEUNG

Samfine Creation Holdings Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a nominee to the board of directors of the Company. The undersign also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

July 11, 2022	/s/ Sum Chin Cheung
Sum Chin Cheung